                                                                   Exhibit 10.16

                                   AGREEMENT
                                   ---------

          THIS AGREEMENT in entered into this 20th day of January, 1994, by and between WWF-WORLD WIDE FUND FOR NATURE (formerly World Wildlife Fund), a Swiss Foundation constituted pursuant to Sections 80 et seq. of the Swiss Civil Code, having its principal office at Avenue du Mont-Blanc, CH-1196, Gland, Switzerland (hereinafter referred to as the "Fund"), all National Affiliates of the Fund which are each listed on Annex I attached hereto and made apart hereof and who shall each execute this Agreement (each of whom is hereinafter referred to as a "National Affiliate"), and Titan Sports, Inc., a Delaware corporation having its principal place of business at Titan Tower, 1241 East Main Street, Post Office Box 3857, Stamford, Connecticut, U.S.A. (hereinafter referred to as "Titan").

                                   RECITALS
                                   --------

          WHEREAS, the Fund is the world's largest private environmental conservation organization carrying on its activities using the initials WWF as well as providing goods and services under the mark WWF and wishes to avoid any confusion with the trade name "World Wrestling Federation" when abbreviated to the initials "WWF" by Titan; and

          WHEREAS, the National Affiliates are all signatories to agreements with the Fund under which they are each licensed by the Fund to use and sublicense the use of the initials "WWF" in connection with their activities;

          WHEREAS, Titan is in the business of providing sports entertainment services and goods and does so under the marks "World Wrestling Federation" and "WWF".

          NOW, THEREFORE, the parties, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, agree as follows:
                            ARTICLE 1.  DEFINITIONS
                                        -----------

          As used in this Agreement, the following terms shall have the meanings set forth as follows:

          1.1 "Initials" means the initials "WWF" in any language, but does not include Titan's Logo or the name "World Wrestling Federation".

          1.2 "Titan's Logo" means Titan's World Wrestling Federation logo in all forms appearing in Annex II attached hereto and made a part hereof and in any color or combination of colors selected by Titan.

                       ARTICLE 2.  UNDERTAKINGS BY TITAN
                                   ---------------------

          2.1 Subject to the provisions of Article 5, Titan undertakes, whether acting directly or indirectly through its officers, servants, agents, subsidiaries, licensees or sublicensees, its television or other affiliates, or otherwise howsoever, and subject only to the terms hereinafter set out in this
Agreement:

          (1) forthwith to cease and thereafter to refrain from using or causing to be used the Initials whether in printed or written or other visual form in any country of the world in or for the purposes of or in connection with its business;

          (2) with reasonable dispatch, in all countries to withdraw and to refrain from filing any application for registration of the Initials or any mark consisting of or including the Initials as a trade mark or service mark and immediately to cancel any registration of any such mark, except (a) Titan's Logo, or (b) where mark is consistent with the oral uses of the initials permitted only in Section 2.1(6)(b) of this Agreement;

          (3) immediately to cease and thereafter refrain from using or causing to be used the Initials orally in any language in any country of the world in or for the purposes of or in connection with:

               (a) the promotion or sale of or in any other connection with any goods whatsoever;

               (b) the encouragement directly or indirectly of support including donations or otherwise for charitable or similar purposes; or

               (c) the promotion or sale of or in any other connection with any services, other than as permitted under Section 2.1(6)(b);

          (4) not later than December 31, 1993 to notify all forms of media with whom Titan has agreements including public relations firms, press, magazine publishing houses, all television, video and film production houses or broadcasters to whom the right to broadcast Titan or Titan related programmes is granted, including broadcast, cable and satellite broadcasters of all relevant restrictions set out in this Agreement and request them with immediate effect to refer to Titan and its programming in their advertising and promotion of its programs and events whether orally or in writing by the name "World Wrestling Federation" and not by the Initials and not to use the Initials in any manner whatsoever with reference to Titan or any of its activities; and

          (5) not later than December 31, 1993 to notify its licensees and sublicensees of all relevant restrictions set out in this Agreement and require them with immediate effect to observe the same subject only as hereinafter provided;

          (6) PROVIDED THAT nothing in the foregoing undertakings shall prevent any of the following:

               (a) the use of Titan's Logo and/or the name "World Wrestling Federation";

               (b) the occasional use of the Initials orally, but only in the English language during Titan sports entertainment events presented in any language, whether prerecorded or live or whether televised or not, including in the story lines, interviews, comments, introductions and promotions of such events, etc. (e.g. "the current WWF champion"), provided that, Titan will use its best efforts not to use the Initials orally in scripted matter including story lines, comments, introductions or promotions;

               (c) the use by Titan or its licensees of the Initials in printed materials including Titan's World Wrestling Federation Magazines which are finally approved for production or distributed prior to November 15, 1993, but not distributed after March 31, 1994;

               (d) the use by Titan or its licensees up to July 1, 1994 of the Initials on goods and related material including explanatory leaflets, packaging and catalogues which are on December 31, 1993 then in stock or in process of delivery, in each case, in the normal course of business for Titan or its licensees; or

               (e) the visual use of the Initials by Titan in visual presentations (for example, video broadcast or video tape) published or recorded prior to November 15, 1993 (including in video recordings only where it is not convenient to amend the same prior to distribution); provided that Titan and its licensees and affiliates may distribute video presentations after November 15, 1993 containing the Initials if such were published or recorded prior to November 15, 1993.

                     ARTICLE 3.  UNDERTAKINGS BY THE FUND
                                 ------------------------

          3.1 The Fund and each National Affiliate hereby undertakes as follows:
               (1) immediately to withdraw all legal actions pending against Titan, its officers, directors, employees, affiliates, and/or licensees; provided that, Titan shall make no financial claim of the Fund or any National Affiliate for costs or damages relating to any such legal action and Titan agrees to indemnify the Fund or any affected National Affiliate against a claim by any officer, director, employee, affiliate or licensee of Titan relating to any such legal action;

               (2) to refrain from instituting any legal action against Titan, its officers, directors, employees, affiliates, and/or licensees based on use of the Initials orally, Titan's Logo or the name "World Wrestling Federation" in compliance with the undertakings set out in this Agreement, and the Fund agrees to indemnify Titan, its officers, directors, employees, subsidiaries, affiliates, and/or licensees against any such action by any National Affiliate;

               (3) subject to Titan, whether acting itself or through its officers, directors, employees, subsidiaries, licensees and/or its television and other affiliates, complying with its undertakings set out in this Agreement, to refrain from instituting or threatening legal action against Titan, its officers, directors, employees, subsidiaries, licensees and/or its television or other affiliates based on trademark infringement, passing-off, alleged confusion, unfair competition, deceptive business practices or trade name abuse brought about by Titan's conduct of its business, and the Fund agrees to defend and indemnify Titan, its officers, directors, employees, licensees, subsidiaries and its television and other affiliates against any such action by any National Affiliate; and

               (4) Nothing in this Article shall prevent the Fund from threatening or instituting any legal proceedings against any third party where the Fund has not been informed by Titan that the third party is either an officer, director, employee or subsidiary of Titan, or is acting in its capacity as a licensee and/or a television or other affiliate of Titan within the scope of Section 3.1(2) or 3.1(3), either previously or within ten (10) days of the Fund's inquiry of Titan as to the status of any such third party.

          3.25 The Fund and each National Affiliate agree that each entity which is a National Affiliate of the Fund as of the effective date of this Agreement is listed on Annex I and Annex I shall be amended from time to time by the Fund when any other entity becomes a National Affiliate and each such entity shall become a party to this Agreement.

                       ARTICLE 4.  NOTIFICATION BY TITAN
                                   ---------------------

          4.1 Titan hereby undertakes to make the notifications referred to under Sections 2.1(4) and (5) subject to the following terms and conditions:

               (1) Titan shall provide the Fund with a confidential list of all entities to be notified under Sections 2.1(4) and (5) and subsequently confirmation of the dispatch of the said notifications which information shall be used by the Fund only for the purpose of monitoring compliance by Titan with its obligations hereunder;

               (2) All notifications required to be issued by Titan under Sections 2.1(4) and (5) shall be in writing with a confidential copy kept at Titan's headquarters for review during normal office hours upon reasonable notice by the Fund;

               (3) In the event that the Fund shall become aware of the use of the initials "WWF" in reference to Titan or its activities whether in printed, visual or oral form by a third party otherwise than in accordance with the terms of this Agreement, it shall have the right to produce the present Agreement to such third parties after providing written notice to Titan of its intention to do so and it may notify Titan who shall use its reasonable endeavours to bring to an end any such violation;

               (4) In the event that any of Titan's directors, officers, employees or subsidiaries fails to comply with Titan's obligations under this Agreement, Titan will assist the Fund and/or its National Affiliates in taking such action as they or any of them may deem appropriate and Titan will indemnify the Fund and its National Affiliates against all costs, expenses and other damages they may have incurred in such action; and

               (5) In the event that the terms of this Agreement shall be breached by Titan, the Fund reserves the right to take such action as it deems appropriate including but not limited to the right to produce the present Agreement in evidence in any proceedings as it may deem necessary or to apply for injunctive relief, provided that the Fund shall not take any action against Titan prior to the Fund providing written notification of any such breach to Titan and affording Titan a period of not less than sixty (60) days to remedy any such breach.

                     ARTICLE 5.  UNITED STATES OF AMERICA
                                 ------------------------

          This Agreement shall not apply to the United States of America as to the oral use of the Initials in relation to goods; however, this Agreement shall apply to the United States of America in relation to the printed, written, visual or other uses of the Initials upon or otherwise in relation to goods made or offered for sale by Titan or its licensees or the use of the Initials in any manner in connection with solicitation of charitable donations, otherwise the rights of Titan and of the Fund in the United States of America shall only be subject to that certain Letter Agreement between Titan and World Wildlife Fund, the United States affiliate of the Fund, dated September 12, 1989 (the "Letter Agreement") (a copy of which appears in Annex 3), with the Fund standing in the stead of World Wildlife Fund.

                           ARTICLE 6.  INFRINGEMENTS
                                       -------------

          6.1 Should the Fund become aware of any use of the Initials by any party who is not licensed by or affiliated with Titan in connection with any goods or services related to wrestling entertainment or who is not licensed by the Fund in connection with any goods or services related to other sports entertainment events, the Fund shall use its best endeavors to notify Titan immediately. If any such use relates to wrestling entertainment, the Fund and the National Affiliates shall take all actions requested by Titan, at Titan's expense and under Titan's control, necessary to abate such use. If any such use relates to any other use of the Initials, at Titan's request, the Fund and the National Affiliates shall take all such actions as may be reasonable in the circumstances, at Titan's expense and under Titan's control, to abate any such use. Titan will indemnify the Fund and its National Affiliates against all costs, expenses, damages or other liabilities arising out of any action taken at the request of Titan under this Agreement; provided that, if the Fund or any National Affiliate recovers any such costs, expenses or damages from a party against whom it takes action, such recovered funds will be set off against amounts otherwise due from Titan.

          6.2 The parties hereto acknowledge that Titan is permitted to maintain those registrations authorized under Section 2.1(2)(b) hereof specifically in order that Titan may retain the protections afforded thereby to assist in abating infringing uses of the Initials by third parties. Titan agrees to provide appropriate letters of consent to permit the Fund or its National Affiliates to register any mark consisting of or including the Initials other than for wrestling entertainment services.

          6.3 Titan agrees never to attack or deny any rights of the Fund in its name "WWF" or the Fund's trademarks consisting of or containing the Initials (except if the Fund shall have abandoned the same) and their use for any goods or services in any country whatsoever other than in International Class 41 for "services for wrestling entertainment", and Titan agrees to indemnify the Fund and/or its National Affiliates in all cases where Titan, its directors, officers, employees, or subsidiaries do not comply with the obligations of this
Section 6.3 or Section 2.1(2).

                          ARTICLE 7.  CONFIDENTIALITY
                                      ---------------

          Titan, on the one hand, and the Fund and the National Affiliates, on the other hand, each agree that they shall not disclose (a) the existence or terms of this Agreement, (b) any information marked by the other party as "Confidential", or (c) the lists or information obtained under Sections 4.1(1) or (2) outside of their respective organizations, unless such disclosure is required by a court of competent jurisdiction in connection with any action or claim concerning the Initials or otherwise for the enforcement of or as provided for in this Agreement.

                          ARTICLE 8.  EFFECTIVE DATE
                                      --------------

          This Agreement shall become effective as of the date first above written in the introduction after this Agreement has been executed by an authorized officer of each of Titan, the Fund and each National Affiliate.

                         ARTICLE 9.  TERM; TERMINATION
                                     -----------------

          9.1 Subject to Section 9.2 below, the term of this Agreement shall continue until terminated by Titan and the Fund by mutual consent or by judicial decree of a court of competent jurisdiction rendered by the Courts of England as provided in Article 17.

          9.2 Notwithstanding Section 9.1 above, if Titan, on the one hand, or the Fund or any National Affiliate, on the other hand, defaults in the performance of any of its material obligations hereunder, the non-defaulting party may terminate this Agreement upon sixty (60) days prior written notice to the defaulting party describing the default with particularity and referring to appropriate provisions of this Agreement, unless within such sixty (60) day period, the default is cured or unless the defaulting party provides evidence satisfactory to the other party of prompt action taken by the defaulting party which may be reasonably expected to cure the default within such period.

                            ARTICLE 10.  LANGUAGE
                                         --------

          All correspondence between all parties shall be in the English language unless otherwise agreed to by the parties.

                          ARTICLE 11.   FORCE MAJEURE
                                        -------------

          11.1 Any delay in, or failure of, performance under the terms of this Agreement by any party thereof, shall not constitute default by such party, or give rise to any claim for damages against such party, to the extent such delay or failure of performance is caused by acts of God, acts of war or hostilities, acts or omissions of any civil or government agency or officer, invasion, revolution, civil commotion, strikes, lockouts, blockade, embargo, sabotage, fire, flood, severe earthquake, typhoon or cyclone, lightning, plague or other epidemic, or circumstances which are beyond reasonable control of the party affected and which such party could not have prevented by exercise of reasonable care and diligence.

          11.2 Upon occurrence of any event of force majeure, any rights to payment and/or reimbursement of the parties hereto shall, however, remain in full force and effect.

          11.3 The party hereto affected by the occurrence of any event of force majeure shall promptly notify the other parties in writing of the commencement and termination of such event, and shall document any evidence of the commencement, existence and termination of such event, and of its effect on the abilities of the affected party to perform.

          11.4 Any delay occasioned by force majeure shall give rise to an extension of time for performance of either party's obligations under the terms of this Agreement commensurate with such delay, except as provided under Section
11.2 above.

                           ARTICLE 12.  ASSIGNMENT
                                        ----------

          This Agreement is personal to the parties, and a transfer of rights or obligations established in this Agreement or any mark identified in Section 2.1(2)(b) to third parties, for instance, by means of sale, assignment or merger, shall not be authorized without the previous consent in writing from the other parties which shall not be unreasonably withheld. No such transfer or assignment shall be made by Titan of any mark identified in Section 2.1(2)(b) without simultaneously transferring the rights and obligations as established by this Agreement in respect of such marks. Notwithstanding the foregoing provisions of this Article, Titan may transfer or assign its rights in any mark including Titan's Logo or the name "World Wrestling Federation" without the consent of any other parties to this Agreement, but Titan shall notify the Fund not less than one month prior to any such transfer or assignment and any such transfer or assignment shall simultaneously transfer the rights and obligations as established by this Agreement in respect of such marks in such manner that the same shall be enforceable by the Fund against the transferee or assignee as the case may be.

                             ARTICLE 13.  NOTICE
                                          ------

          All notices and reports that may at any time be required to be given hereunder shall be in writing and shall be effective when delivered by prepaid telex, telefax, registered or certified mail, addressed if sent to Titan as follows:

          Titan Sports, Inc.
          Titan Tower
          1241 East Main Street
          Post Office Box 857
          Stamford, CT  06902
          Attention: President

or if sent to the Fund as follows:

          WWF-World Wide Fund For Nature
          CH-1196
          Gland, Switzerland
          Attention: Director General
          or if sent to any National Affiliate, at the address therefor provided by the Fund with a copy to the Fund.

                            ARTICLE 14. NON-WAIVER
                                        ----------

          The failure of a party hereto at any time to exercise any of its rights or options under this Agreement, except rights and options specifically limited as to a date or time of exercise thereof, shall not be construed to be a waiver of such rights or options, or prevent such party from subsequently asserting or exercising such rights or options.

                           ARTICLE 15. SEVERABILITY
                                       ------------

          Should any of the terms of this Agreement be or become fully or partly invalid, the legal validity of the Agreement shall not be affected thereby.
This applies also to any possible omission which may be found in the Agreement. In such cases, this Agreement shall be supplemented by a provision which, as far as is legally possible, comes nearest to what the parties hereto had desired or would have desired according to the sense and purpose of the Agreement, if they had considered the point when concluding the Agreement.

                 ARTICLE 16. ENTIRE AGREEMENT; MODIFICATIONS
                             -------------------------------

          16.1 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersedes all prior discussions between them except the Letter Agreement, and no party shall be bound by any condition, definitions, warranties or representations with respect to the subject matter of this Agreement otherwise than as expressly provided herein or in the Letter Agreement.

          16.2 No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by an authorized representative of the party against whom such modification or waiver is sought to be enforced.

                          ARTICLE 17.  JURISDICTION
                                       ------------

          This Agreement has been made in London, England and shall be governed and construed in accordance with the laws of England, exclusive of its provisions relating to conflicts of laws. All parties agree that the Courts of England shall be the sole and exclusive jurisdiction and venue for any and all disputes and/or controversies arising under this Agreement and the parties hereby consent to the jurisdiction of the Courts of England for the interpretation and/or enforcement of this Agreement.

                       Arent, Fox,Kintner, Plotkin & Kahn
                 Washington Square 1050 Connecticut Avenue N.W.
                          Washington, D.C. 20036-5339

Robert L. Baum
(202) 857-6496
                               September 12, 1989

Donna Tanguay, Esq.
Willian, Brinks, Olds, Hofer,
 Gilson & Lione
2000 K Street, N.W.
Suite 200
Washington, D.C.  20006

     Re:  Trademark Application of Titan
     Sports, Inc. for the Mark "WWF"
     Serial Number:  770,628
     -----------------------

Dear Ms. Tanguay:

     As you know, Titan Sports, Inc., ("Titan") has applied for federal trademark registration of the mark "WWF" in International Class 41. Your client, the World Wildlife Fund, has filed for extensions of time to oppose such registration, on the basis that its mark may be confused with the registered "WWF" trademark of the World Wildlife Fund.

     By letter dated September 6, 1989, you requested that Titan Sports agree that it would not use the mark "WWF" in "Times Roman" typeface when that mark was standing alone, that is, when not used in conjunction with the World Wrestling Federation's logo or when the context of the World Wrestling Federation Magazine.

     Titan Sports is willing to accept the terms of your offer, on the condition that by doing so, the World Wildlife Fund agrees that it will not oppose federal trademark registration by Titan Sports of the mark "WWF" in Class 41, Serial No. 770,628.

     An authorized representative of Titan Sports has signed below, evidencing that company's agreement to the above stated terms. I would appreciate it if you would also countersign this letter, and return one copy to me.

     Thank you for your courtesy and cooperation in this matter.

     Sincerely,

     /s/ Robert L. Baum

     Robert L. Baum

RLB/sah

AGREED AND ACCEPTED:


/s/ Richard K. Glover
---------------------
RICHARD K. GLOVER, Sr. Vice-
President for Business Affairs,
Titan Sports, Inc., d/b/a The World
Wrestling Federation

___________________________
    Date


/s/ Donna M. Tanguay
--------------------
DONNA M. TANGUAY
Attorney for the World
Wildlife Fund


September 26, 1989
---------------------------
    Date